FOR IMMEDIATE RELEASE

October 3, 2005

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH CAPITAL CORPORATION DECLARES DIVIDEND

FREEHOLD, NJ, October 3, 2005…..On October 3, 2005, the Board of Directors of Monmouth Capital Corporation (NASDAQ/NMS: MONM) declared a dividend of $0.25 a share, payable December 15, 2005 to shareholders of record November 15, 2005.

Eugene W. Landy, President, stated, “MONM hopes to maintain a semi-annual $0.25 dividend in 2006, however future dividend policy will depend on the Company’s earnings, capital requirements, financial condition, availability and cost of bank financing and other factors considered relevant by the Board of Directors.”  Mr. Landy also stated that “Monmouth Capital Corporation is a very small REIT.  Management believes MONM must grow to a $100 million asset REIT in order to operate more efficiently. MONM is aggressively seeking new real property acquisitions.”

Monmouth Capital Corporation is currently operating as a hybrid real estate investment trust (REIT), investing in real estate equities, mortgages, mortgage-backed securities and other REIT securities.

MONM is part of a family of REITs including United Mobile Homes, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  It is MONM’s intention to pursue any real estate opportunities other than the specialized areas of United Mobile Homes, Inc. and Monmouth Real Estate Investment Corporation.

#####